                      ARRAY DELIVERY AND TESTING AGREEMENT

                                     between

                                  ARQULE, INC.

                                       and

                                MONSANTO COMPANY

                      ARRAY DELIVERY AND TESTING AGREEMENT


      This Agreement, dated as of December 23, 1996, is between ArQule, Inc. ("ArQule"), a Delaware corporation, and Monsanto Company ("Monsanto"), a Delaware corporation.


                                R E C I T A L S
                                - - - - - - - -

      WHEREAS, ArQule has developed certain technology that has applications in the discovery and development of compounds for use in agriculture and in planta;

      WHEREAS, Monsanto desires that ArQule apply its technologies to the research and development of compounds with agricultural and in planta applications for Monsanto; and

      WHEREAS, in exchange for payment by Monsanto of research funds, milestone payments and royalties, ArQule is willing to provide compound arrays for Monsanto testing and perform certain other compound development activities, subject to the terms and conditions of this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereby agree as follows:


1.    Definitions.
      -----------

            "ACTIVE HOMOLOG" shall mean any ArQule Derivative Compound or Monsanto Derivative Compound that exhibits substantial homology with an Active ArQule Compound or Active Monsanto Compound, respectively, as determined by the Research Committee.

            "ACTIVE ARQULE COMPOUND" shall mean any ArQule Compound or ArQule Derivative Compound which exhibits confirmed significant functional activity against a Target. The Research Committee shall establish the criteria for "significant functional activity" at the time of selection of each Target.

            "ACTIVE COMPOUND" shall mean any Active ArQule Compound or Active Monsanto Compound.

            "ACTIVE MONSANTO COMPOUND" shall mean any Monsanto Compound or Monsanto Derivative Compound which exhibits confirmed significant functional activity against a Target. The Research Committee shall establish the criteria for "significant functional activity" at the time of selection of each Target.

            "ADVANCED FIELD TRIALS" shall mean advanced testing trials conducted by or for Monsanto in a manner representative of actual agricultural or industrial practices including (i) determining the performance or safety of a Licensed Compound or (ii) greenhouse, growth chamber or laboratory testing including radio-labeled synthesis and associated testing, advanced toxicity, environmental fate, and toxicity on non-target species including mammals and/or assembling field information necessary to obtain an EUP.

            "AGREEMENT" shall mean this Array Delivery and Testing Agreement, together with Exhibit A and Exhibit B hereto.

            "ARQULE COMPOUND" shall mean any chemical molecule that is synthesized by ArQule using its proprietary technology and provided by ArQule to Monsanto under the Mapping Array(TM) Program or the Directed Array(TM) Program as described below.

            "ARQULE DERIVATIVE COMPOUND" shall mean a Derivative Compound synthesized by ArQule from an ArQule Compound under the Directed Array(TM) Program described in Section 3.3.

            "ARQULE INTERNAL DISCOVERY PROGRAM" shall mean any testing or screening activity performed by ArQule itself with the primary purpose of determining the functional activity in the Field of ArQule Compounds or ArQule Derivative Compounds, but shall not include any advanced field trials.

            "ARQULE PATENT RIGHTS" shall mean Patent Rights controlled or owned by ArQule as of the Effective Date or during the Research Period, as set forth in Section 5.1(b).

            "ARQULE TECHNOLOGY" shall mean all information and data which is owned by or licensed by third parties to ArQule during the Research Program and is necessary or useful to conduct the screening to discover Active Compounds and Licensed Compounds or to develop, make, use, sell or seek regulatory approval in any country to market a product containing a Licensed Compound; all to the extent and only to the extent that ArQule now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

            "ARRAY" shall mean a set of samples of structurally related chemical compounds arranged in a format such as a microtiter screening plate or another format as mutually agreed to by the Parties.

            "BASE RATE OF INTEREST" shall mean the base rate of interest charged to its best commercial customers from time to time by the Bank of Boston or its successor.

            "CHEMICAL THEME" shall mean the chemical or structural characteristics shared by a group of compounds as determined by the Research Committee pursuant to Section 2.2.

            "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Section 8.1.

            "CONTRACT YEAR" shall mean each twelve (12) month fiscal year of the Research Period, commencing on January 1 of each year and concluding twelve (12) months thereafter.

            "DERIVATIVE COMPOUND" shall mean a chemical compound structurally derived in one or more steps from another by a process of modification (either through manipulation of a compound or synthesis from structural information provided hereunder) or partial substitution of at least one component wherein at least one structural feature is retained at each process step. The number of intermediate steps or compounds is not relevant to the classification of a compound as a Derivative Compound. A compound need not have structural similarity to another compound in order to be classified as a Derivative Compound.

            "DIRECTED ARRAY" shall mean an Array comprised of ArQule Derivative Compounds synthesized by ArQule under the Directed Array(TM) Program described in Section 3.3.

            "DIRECTED ARRAY(TM) PROGRAM" shall mean a Directed Array(TM) Program conducted by ArQule as set forth in Section 3.3, with each Directed Array(TM) Program consisting of multiple Arrays derived from one (1) Monsanto Compound, or one (1) Monsanto Derivative Compound, or one (1) ArQule Compound, or one (1) ArQule Derivative Compound.

            "DISCLOSING PARTY" shall mean that Party disclosing Confidential Information to the other Party under Section 8.

            "EU" shall mean Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, United Kingdom and such other countries that may be subsequently admitted to or excluded from the EU.

            "EUP" shall mean an Experimental Use Permit.

            "EFFECTIVE DATE" shall mean the date of execution of this Agreement by the Parties hereto, at which time this Agreement shall become effective.

            "EPA" shall mean the Environmental Protection Agency (or its foreign equivalent responsible for approval of commercial use of Licensed Compounds as defined in the Field).

            "EXPERIMENTAL USE PERMIT" shall mean a permit for field application issued by the EPA prior to label approval.

            "EXTRAORDINARY EXPENSES" shall mean those unusual capital expenses incurred by ArQule at the request of Monsanto which are not contemplated by the original Research Plan executed by the Parties.

            "FIELD" shall mean the field of all agricultural and in planta applications of any Licensed Compound.

            "JOINT PATENT RIGHTS" shall mean any Patent Rights that are jointly owned by the Parties as of the Effective Date or during the Research Period, as set forth in Section 5.1(c).

            "LICENSED COMPOUND" shall mean any Active Compound and Active Homologs thereto with respect to which the Research Committee has elected to conduct Preliminary Field Trials.

            "MAPPING ARRAY" shall mean an Array of ArQule Compounds synthesized by ArQule under the Mapping Array(TM) Program.




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

           "MAPPING ARRAY(TM) PROGRAM" shall mean the Mapping Array(TM) component of the Research Program.

            MATERIALS TRANSFER AGREEMENT shall mean that agreement the form of which is attached as Exhibit B hereto.

            "MONSANTO COMPOUND" shall mean any chemical molecule provided by Monsanto or its Primary Affiliates to ArQule under the Mapping Array(TM) Program or the Directed Array(TM) Program.

            "MONSANTO DERIVATIVE COMPOUND " shall mean a Derivative Compound synthesized by ArQule from a Monsanto Compound under the Directed Array(TM) Program.

            "MONSANTO PATENT RIGHTS" shall mean Patent Rights controlled or owned by Monsanto as of the Effective Date or during the Research Period, as set forth in Section 5.1(a).

            "NET SALES" shall mean the aggregate Net Sales Price of Royalty-Bearing Products in any Royalty Period.

      .     "NET SALES PRICE" shall mean the gross amount received on sales by
Monsanto, its Secondary Affiliates and Sublicensees of Royalty-Bearing Products, less the following amounts actually paid out by Monsanto, its Secondary Affiliates or Sublicensees or credited against the amounts received by them from the sale or distribution of Royalty-Bearing Product [
                                                         ]*. In the event that
Monsanto, its Secondary Affiliates or Sublicensees receives non-monetary consideration for any Royalty-Bearing Products, the Net Sales Price shall be calculated based on the average price charged by Monsanto, its Secondary Affiliates or Sublicensees for such Royalty-Bearing Products in the same territory during the preceding Royalty Period less the items set forth in items
(i) through (iv) above.

            "PARTY" means ArQule or Monsanto or their respective Primary Affiliates; "PARTIES" means ArQule and Monsanto and their respective Primary Affiliates.

            "PATENT RIGHTS" shall mean all Valid Claims of all issued and subsisting patents and reissues, reexaminations, extensions and supplementary protection certificates thereof and all patent applications and any divisions, continuations, or continuations-in-part thereof.

            "PRELIMINARY FIELD TRIALS" shall mean, with respect to any Licensed Compound, preliminary testing first conducted by or for Monsanto to determine efficacy conducted under anticipated use conditions, generally in an external environment. Preliminary Field Trials does not include primary testing, which includes greenhouse, growth chamber or laboratory testing

* Confidential information omitted and filed with the Commission.

including associated testing for environmental fate, toxicity, and toxicity on non-target species including mammals.

      .     "PRIMARY AFFILIATE" of a Party shall mean a corporation or other legal entity that owns, directly or indirectly, fifty percent (50%) or more of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a fifty percent (50%) or greater interest in the net assets or profits of an entity which is not a corporation or any similar type of control relationship.

            "PRODUCT TEAM" shall mean a group of Monsanto employees formed to facilitate product development analysis following successful completion of Advanced Field Trials.

            "RECEIVING PARTY" shall mean that Party receiving Confidential Information under Section 8.1.

            "RESEARCH COMMITTEE"  shall have the meaning set forth in
Section 2.1.

            "RESEARCH PERIOD" shall mean the period during which the applicable aspect (Mapping Array(TM) Program or Directed Array(TM) Program) of the Research Program remains in effect.

            "RESEARCH PROGRAM" shall mean, collectively, each of the Directed Array(TM) Programs and the Mapping Array(TM) Program.

            "RESEARCH PLAN" shall mean a plan of research for the Directed Array(TM) Program covering a minimum of a six-month period, which shall be updated quarterly pursuant to Section 2.2 to reflect developments during the previous three (3) months and extended for the subsequent three (3) months. A form of the initial Research Plan shall be attached as EXHIBIT A to this Agreement, and shall be executed by the Parties prior to March 1, 1997.

            "ROYALTY-BEARING PRODUCT" shall mean a commercial product containing as one of its constituents (a) any Active ArQule Compound; (b) any ArQule Derivative Compound; (c) any Monsanto Derivative Compound; or (d) any other compound discovered or designed by Monsanto directly as a result of information provided by ArQule to Monsanto under the Mapping Array(TM) Program or Directed Array(TM) Program, which information forms the primary basis for such discovery or development.

            "ROYALTY PERIOD" shall mean, with respect to each Royalty-Bearing Product, every calendar quarter, or partial calendar quarter, commencing with the first arms-length, commercial sale of such Royalty-Bearing Product in any country and ending at the end of the quarter during which all Patent Rights covering such Royalty-Bearing Product expire in the applicable country provided that if there is no Valid Claim covering a Royalty Bearing Product at the end of ten (10) years from the date of the first arms-length commercial sale in that country of the applicable Licensed Product, then the Royalty Period shall be deemed to have terminated for all purposes with respect to that Royalty-Bearing Product in that country.


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



            "SECONDARY AFFILIATE" of a Party shall mean a corporation or other legal entity that owns, directly or indirectly, twenty percent (20%) or more of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a twenty percent (20%) or greater interest in the net assets or profits of an entity which is not a corporation or any similar type of control relationship.

            "SUBLICENSEE" shall mean any third party (not including a Secondary Affiliate) licensed by Monsanto to make, use (except where the implied right to use accompanies the sale to the third party of any Royalty-Bearing Product by Monsanto or its Secondary Affiliates or Sublicensees), sell, import, export, advertise, promote and otherwise commercialize any Royalty-Bearing Product.

            "TARGET" shall mean any target within the Field selected by Monsanto. A biological target used for purposes of toxicity testing shall be deemed a Target within the Field.

            "VALID CLAIM" shall mean either (a) a claim of an issued and subsisting patent that has not been held finally unenforceable or invalid by an agency, court or other tribunal of competent jurisdiction in any unappealable or unappealed decision the time for appeal of which has expired or (b) a claim of a pending patent application that has not been abandoned or finally rejected without the possibility of appeal or refiling.

            The above definitions are intended to encompass the defined terms in both the singular and plural tenses.

2.    Management of Research Program.
      ------------------------------

      2.1. COMPOSITION OF RESEARCH COMMITTEE. The Parties hereby establish a Research Committee comprised of four (4) members, with two (2) representatives appointed by each Party. The initial members of the Research Committee shall be as follows:

            ArQule Representatives              Monsanto Representatives
            ----------------------              ------------------------

            David Coffen, Ph.D.                 Eugene Logusch, Ph.D.

            David Casebier, Ph.D.                Scott Woodard, Ph.D.

A Party may change one or more of its representatives to the Research Committee at any time upon notice to the other Party. Each Party will designate one of its representatives as its team leader.

      2.2. DUTIES OF THE RESEARCH COMMITTEE. The Research Committee shall direct and administer the Research Program. With respect to each Directed Array(TM) Program, the Research Committee shall specifically determine the following: (i) the appropriate objectives of each Chemical Theme and/or Active Compound to be submitted to the Directed Array(TM) Program; (ii) the appropriate number and type of Chemical Themes to be submitted to the Directed Array(TM) Program, subject to ArQule's right to exclude certain compounds as set forth in
Section 3.2.3 below; (iii) the appropriate number of compounds that ArQule should generate in a Directed



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Array(TM) for a particular Chemical Theme; and (iv) the appropriate amount of each compound in a Directed Array(TM) that ArQule should deliver to Monsanto for further research and development. The scope of each Chemical Theme will be determined on the basis of the following criteria: (i) the specific reaction or reaction sequence used to combine members of two or more discrete chemical units in which each chemical unit bears the functional group(s) required for the specific reaction(s) that result in the combination of the chemical units; and
(ii) the extent to which a class of compounds is related by a recurring structural motif associated with a particular biological activity. In addition, the Research Committee shall (i) review test reports provided by Monsanto as to the significant functional activity derived from testing each Mapping Array(TM) and, based on such results, recommend to ArQule whether to develop Directed Arrays(TM) for any Active ArQule Compound, (ii) determine, subject to availability in the case of Active ArQule Compounds as provided in Section 3.2.3, whether any Active Compound and/or any Active Homolog thereto should be designated as a Licensed Compound; (iii) determine and update the list of Licensed Compounds; (iv) determine the allocation of the funding and personnel resources to be contributed by the Parties under this Agreement; (v) revise and extend the Research Plan each calendar quarter for the subsequent six (6) months based on prior developments; and (vi) resolve matters involving scientific questions.

      2.3. MEETINGS OF THE RESEARCH COMMITTEE. The Research Committee shall conduct monthly telephone conferences and shall prepare and deliver a brief written report describing the significant issues and discussions that take place during such telephone conferences. A representative of the Research Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time of any such telephone conferences and the proposed agenda with respect thereto, unless waived by all members. The Research Committee shall meet at least once each quarter at the facilities of ArQule, or at such other times and locations as the Research Committee determines. A representative of the Research Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time and location of meetings, unless such notice is waived by all members. If a designated representative of a Party cannot attend any meeting of the Research Committee, such Party may designate a different representative for that meeting without notice to the other Party, and the substitute member will have full power to vote on behalf of the permanent member. Except as otherwise provided in this
Section 2, all actions and decisions of the Research Committee will require the unanimous consent of all of its members. If the Research Committee fails to reach agreement upon any matter, the dispute will be resolved in accordance with the procedures set forth in Section 12.5 below. Within ten (10) days following each quarterly meeting of the Research Committee, the Research Committee shall prepare and deliver, to both Parties, a written report describing the decisions made, conclusions and actions agreed upon.

      2.4. COOPERATION. Each Party agrees to provide the Research Committee with information and documentation as reasonably required for the Research Committee to fulfill its duties under this Agreement. In addition, each Party agrees to make available its employees and consultants as reasonably requested by the Research Committee. The Parties anticipate that members of the Research Committee will communicate informally with each other and with employees and consultants of the Parties on matters relating to the Directed Array(TM) Program.

      2.5. VISITS TO FACILITIES. Members of the Research Committee shall have reasonable access to the facilities of each Party where activities under this Agreement are in progress, but








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only during normal business hours and with reasonable prior notice. Each Party shall bear its own expenses in connection with such site visits.

3.    Access Fee; Description of Programs.
      -----------------------------------

      3.1. ACCESS FEE. In partial consideration for Monsanto's obtaining access to ArQule's Mapping Array(TM) Program and Directed Array(TM) Program as provided herein, Monsanto shall pay to ArQule a technology access fee equal to
[         ]*, payable in [    ]* equal installments of [       ]* each, with the
first such payment to be made on the [         ]* and the remaining [     ]*
payments to be made on [                      ]*.

      3.2.  Mapping Array(TM) Program.
            -------------------------

            3.2.1. CONDUCT OF MAPPING ARRAY(TM) PROGRAM. During each Contract Year, ArQule will supply Monsanto with Mapping Arrays(TM) containing
approximately [              ]* each of not less than [      ]* different ArQule
Compounds not included in any other Mapping Array(TM) supplied to Monsanto,
based on approximately [       ]* different Chemical Themes per year; provided,
however, that ArQule hereby agrees that the first Mapping Array(TM) containing
at least [      ]* ArQule Compounds to be delivered under this Agreement will be
shipped no later than [          ]*, and the difference between [        ]* and
the number of ArQule Compounds so delivered by [         ]* will be
delivered to Monsanto prior to [         ]*. Promptly upon its receipt of any
such Mapping Arrays, Monsanto shall commence testing of such Mapping Arrays(TM) for activity against Targets. Upon the completion by Monsanto of its testing of any such Mapping Arrays, Monsanto shall provide the Research Committee with notice of the discovery of Active ArQule Compounds, together with relevant information concerning the functional activity identified.

            3.2.2. TIMING OF DELIVERY. ArQule shall provide to Monsanto all ArQule Compounds for screening in the Field pursuant to the Mapping Array(TM) Program contemporaneously with the date of delivery of such compound to any other third party Mapping Array(TM) partner for screening in the Field.

            3.2.3. MUTUAL DISCLOSURE. Initially, ArQule will identify the Chemical Theme of each Mapping Array(TM) but not the structures of the individual ArQule Compounds in the Mapping Arrays. Monsanto may screen the Mapping Arrays(TM) against any Targets within the Field during the term of this Agreement. Initially, Monsanto will not disclose the Targets screened. If Monsanto detects any Active ArQule Compound in a Mapping Array(TM), ArQule will disclose (a) the structure of each Active ArQule Compound and (b) the structures, but not the locations in the Mapping Array(TM), of all other ArQule Compounds in the Mapping Array(TM) and Monsanto will disclose (a) the identity of the Target and (b) the level of activity. All such disclosed information shall be treated as Confidential Information by the receiving Party. Monsanto may subsequently request that the Research Committee designate such Active ArQule Compound and up to five Active Homologs thereof as a Licensed Compound. In such event, ArQule will promptly notify the Research Committee if, as of the date of such request, any such Active ArQule Compound or such Active Homolog thereof (i) has been licensed to a third party, (ii) is included in an existing ArQule Internal Discovery Program and ArQule has previously notified Monsanto of the inclusion of such compound in an ArQule Internal Discovery Program


* Confidential information omitted and filed with the Commission.

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

pursuant to the terms of Section 3.2.6, or (iii) is included within a Directed Array(TM) Program for a third party, in which case such Active ArQule Compound or Active Homolog thereof may not be designated as a Licensed Compound. Unless
(i) the Active ArQule Compound or Active Homolog thereof has been licensed to a third party in the Field, (ii) is included in an existing ArQule Internal Discovery Program and ArQule has previously notified Monsanto of the inclusion of such compound in an ArQule Internal Discovery Program pursuant to the terms of Section 3.2.6, or (iii) is included within a Directed Array(TM) Program for a third party in the Field, the Research Committee shall designate such Active ArQule Compound and such Active Homologs thereof as a Licensed Compound. Monsanto may, by written notice to ArQule given within thirty (30) days of the determination by the Research Committee that any such Active ArQule Compound and such Active Homologs thereof should properly be designated as a Licensed Compound, elect to either (i) further develop any such Active ArQule Compound and such Active Homologs thereof itself or through a third party, or (ii) subject to the approval of the Research Committee, submit such Active ArQule Compound to the Directed Array(TM) Program under Section 3.3.

            3.2.4. MAPPING ARRAY(TM) PROGRAM PAYMENTS. In consideration of the performance by ArQule of the Mapping Array(TM) Program, Monsanto shall pay
ArQule a delivery fee equal to [                                   ]*, payable
[                              ]* days of [                               ]*
of [         ]* due for [                                          ]*
to be provided by ArQule in such [              ]*. Thereafter, Monsanto shall
make the following annual payment to ArQule [                                ]*
of such [                                                              ]*
due for that [                                                              ]*
remainder of the scheduled [                  ]*:

      Annual Payment =  [         ]* x (1 + CPI)

      Where CPI is a fraction, the numerator of which is the difference between the Consumer Price Index (CPI-U; U.S. City Average for all items; 1982-84 = 100) as of the last month of the immediately preceding Contract Year and the Consumer Price Index as of the month immediately preceding the Effective Date and the denominator of which is the Consumer Price Index as of the month immediately preceding the Effective Date.

            3.2.5. TERM OF MAPPING ARRAY(TM) PROGRAM. The Mapping Array(TM) Program shall commence on the Effective Date and continue for a period of five
(5) Contract Years, unless earlier terminated as provided in this Section 3.2.5 or Article 11 below; PROVIDED, HOWEVER, that upon six (6) months prior written notice by Monsanto, the Mapping Array(TM) Program may be extended for up to two
(2) additional one-year periods. Monsanto may terminate the Mapping Array(TM) Program at its discretion upon six (6) months written notice to ArQule at any time subject to the payment by Monsanto of all amounts that would have been due to ArQule during the entire term of this Agreement pursuant to the terms of Sections 3.1 and 3.2.4 herein if the Mapping Array(TM) Program had not been so terminated. Upon notice of termination, ArQule



* Confidential information omitted and filed with the Commission.

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shall use reasonable efforts to complete the Mapping Array(TM) Programs then underway in a reasonable and orderly fashion.

      3.2.6 ARQULE INTERNAL DISCOVERY PROGRAM. In the event ArQule shall commence an Internal Discovery Program including a compound previously provided to Monsanto pursuant to the Mapping Array(TM) Program, ArQule shall promptly notify Monsanto of the location of each such compound within any Mapping Array(TM) previously provided to Monsanto.

      3.3.  Directed Array(TM) Program.
            --------------------------

            3.3.1. DESCRIPTION OF DIRECTED ARRAY(TM) PROGRAM. Under the direction of the Research Committee and in accordance with the Research Plan, ArQule will synthesize multiple Directed Arrays(TM) of compounds derived from
(i) each Monsanto Compound provided to ArQule by Monsanto, or (ii) each Active ArQule Compound provided by ArQule to Monsanto under the Mapping Array(TM) Program and approved by the Research Committee for inclusion in the Directed Array(TM) Program, subject to Section 3.3.2 below. The number of Chemical Themes to be submitted to the Directed Array(TM) Program and the number of ArQule Derivative Compounds to be produced per Chemical Theme will be determined by the Research Committee. The Parties intend that ArQule will produce approximately
[                  ]* of each ArQule Derivative Compound in the Directed
Arrays, subject to the availability of the original Monsanto Compounds and/or the ArQule Compounds; PROVIDED, HOWEVER that the amount of each ArQule Derivative Compound that ArQule actually produces will ultimately be determined by the Research Committee.

            3.3.2. COMPOUNDS EXCLUDED FROM THE DIRECTED ARRAY(TM) PROGRAM. ArQule shall have the right, at any time Monsanto seeks to include any Active ArQule Compound in any Directed Array(TM) Program, to exclude from such Directed Array(TM) Program any Active ArQule Compound that is at that time included within a Directed Array(TM) Program for a third party for development in the Field.

            3.3.3. CONDUCT OF DIRECTED ARRAY(TM) PROGRAM. The Directed
Array(TM) Program shall be conducted in a good scientific manner and in compliance with all applicable legal requirements. The conduct of the Directed Array(TM) Program shall be the primary responsibility of ArQule with participation by Monsanto. Monsanto shall propose Chemical Themes to the Research Committee for inclusion in the Directed Array(TM) Program based on either an Active ArQule Compound from the Mapping Array(TM) or an Active Monsanto Compound. If the Research Committee approves the inclusion of the proposed Chemical Theme, then Monsanto may either deliver to ArQule amounts of the Active Monsanto Compound or the structural information sufficient for ArQule to synthesize the Active Monsanto Compound. If ArQule is requested to synthesize the Active Monsanto Compound, then Monsanto shall specify to ArQule the required amount and purity of Monsanto Compounds for that Chemical Theme, as directed by the Research Committee. ArQule shall thereupon diligently synthesize Directed Arrays(TM) of ArQule Derivative Compounds or Monsanto Derivative Compounds, as the case may be, in accordance with the Research Plan. Monsanto shall, in its discretion, test all compounds in the Directed Arrays. The Parties shall continue the procedure described in this Section 3.3.3 for each Active Compound until the earliest to occur of (i) the determination by the Research Committee, in accordance with Section 2.2, to designate any such Active Compound and any Active

* Confidential information omitted and filed with the Commission.

Homolog thereto as a Licensed Compound, (ii) the determination by the Research Committee to cease further testing of such Active Compound, or (iii) the termination of this Agreement in accordance with Section 11.

            3.3.4. Directed Array(TM) Program Payments.
                   -----------------------------------

                  (a) DELIVERY FEE. In consideration of the performance by ArQule of the Directed Array(TM) Program, Monsanto shall pay ArQule a delivery
fee equal to [         ]* per Directed Array(TM) Program during [         ]*.
Thereafter, Monsanto shall make the following annual payment to ArQule during
[          ]*.

      Annual Payment =  [         ]* x (1 + CPI)

      Where CPI is a fraction, the numerator of which is the difference between the Consumer Price Index (CPI-U; U.S. City Average for all items; 1982-84 = 100) as of the last month of the immediately preceding Contract Year and the Consumer Price Index as of the month immediately preceding the Effective Date and the denominator of which is the Consumer Price Index as of the month immediately preceding the Effective Date.

            (b)   EXPENSES. In addition to the amounts payable pursuant to
Section 3.3.4(a) above, Monsanto shall pay any and all Extraordinary Expenses of ArQule, as required and approved in advance by the Research Committee.

      3.3.5. TERM OF DIRECTED ARRAY(TM) PROGRAM. The Directed Array(TM) Program shall commence upon execution of the Research Plan by each of the team leaders of Research Committee and continue for a period of five (5) Contract Years, unless earlier terminated as provided in this Section 3.3.5 or Article 11 below; PROVIDED, HOWEVER, that upon six (6) months prior written notice by Monsanto, the Directed Array(TM) Program may be extended for up to two (2) additional one-year periods. Monsanto may terminate the Directed Array(TM) Program at its discretion upon six (6) months written notice to ArQule at any time subject to the payment by Monsanto of all amounts that would have been due to ArQule during the entire term of this Agreement pursuant to Section 3.3.4 herein if the Directed Array(TM) Program had not been so terminated. Upon notice of termination, ArQule shall use reasonable efforts to complete the Directed Array(TM) Programs then underway in a reasonable and orderly fashion.



* Confidential information omitted and filed with the Commission.

4.    License Grants; Diligence.
      -------------------------

      4.1. SCREENING LICENSES. ArQule hereby grants to Monsanto (a) a nonexclusive, worldwide, royalty-free license (without the right to sublicense) to test Mapping Arrays(TM) against Targets in the Field and to perform other analytical work on the compounds in the Mapping Arrays(TM), and (b) an exclusive (including to the exclusion of ArQule), worldwide, royalty-free license (without the right to sublicense) to test any Directed Arrays(TM) for significant functional activity against Targets in the Field and to perform other analytical work on the compounds in the Directed Arrays(TM).

      4.2. COMMERCIALIZATION LICENSES. Upon the identification by Monsanto of any Active Compound and the determination by the Research Committee that such Active Compound or any Active Homolog thereof should properly be designated as a Licensed Compound, ArQule, without any further action, shall be deemed to have granted to Monsanto, under ArQule Patent Rights, ArQule's interest in any Joint Patent Rights and ArQule Technology, an exclusive (including to the exclusion of ArQule), worldwide, royalty-bearing license (with the right to grant sublicenses) (i) to develop (including the making of Derivative Compounds), have developed, make, or have made Royalty-Bearing Products incorporating or using any patent or other intellectual property rights of ArQule covering the composition, manufacture or use of such Licensed Compound for use, distribution and sale in the Field, and (ii) to distribute for sale and sell in the Field Royalty-Bearing Products incorporating or using any patent or other intellectual property rights of ArQule covering the composition, manufacture or use of such Licensed Compound, and (iii) to use in the Field Royalty-Bearing Products incorporating or using any patent or other intellectual property rights of ArQule covering the composition, manufacture or use of such Licensed Compound.

      4.3. TERMINATION OF LICENSES. The licenses granted to Monsanto by ArQule pursuant to Sections 4.1 and 4.2 and the license granted to ArQule by Monsanto pursuant to Section 4.8 shall continue in perpetuity unless this Agreement terminates pursuant to Sections 11.2 or 11.3 or such licenses terminate pursuant to section 4.4.

      4.4. RETURN OF MATERIALS. Except as provided in Section 4.5 below, Monsanto agrees to use reasonable commercial efforts to develop and market Royalty-Bearing Products based on or incorporating any Licensed Compound, using a level of effort consistent with that used for other Monsanto products having similar commercial potential. Monsanto shall have the sole and absolute discretion to make all decisions relating to the research, development, marketing and other commercialization activities with respect to any Licensed Compound or any Royalty-Bearing Product derived therefrom. In the event that Monsanto takes no action to protect its intellectual property rights or further
develop any Licensed Compound for a period of [         ]* after the earlier
of (i) the time at which a milestone payment is due but has not been paid by Monsanto, or (ii) the failure of Monsanto to continue with or initiate any activity that could reasonably lead to a milestone payment as determined by the Research Committee, then Monsanto shall so notify ArQule and ArQule shall have the right, upon reasonable notice, to terminate any license granted to Monsanto under Sections 4.1 or 4.2 with respect to such Licensed Compound.


* Confidential information omitted and filed with the Commission.

      4.5. COMMENCEMENT OF DILIGENCE. Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that the diligence obligations described in Section 4.4 shall not commence with respect to any Licensed Compound that is included within a Directed Array(TM) Program until such time as such Directed Array(TM) Program is completed.

      4.6. LICENSE REQUIREMENTS. The Parties recognize and agree that Monsanto does not and will not at any time need any license or other permission or authorization from ArQule for any activities (including by way of example and not limitation) making, using, offering for sale, selling and importing concerning or involving any compound or composition or its manufacture or use unless ArQule owns (to the exclusion of Monsanto) (i) ArQule Patent Rights, or
(ii) proprietary and confidential ArQule Technology covering such compound or composition or its manufacture or use.

      4.7. SCREENING OF ARQULE COMPOUNDS. During any Research Period, Monsanto shall have the right, either directly or through Monsanto's Primary Affiliates or third parties (including Secondary Affiliates who are not also Primary Affiliates) selected by Monsanto, to perform such testing as Monsanto deems appropriate on ArQule Compounds and ArQule Derivative Compounds received hereunder, provided that, prior to delivering any ArQule Compounds or ArQule Derivative Compounds to any such third party(including Secondary Affiliates who are not also Primary Affiliates), Monsanto, ArQule and each such third party(including Secondary Affiliates who are not also Primary Affiliates) enter into a Materials Transfer Agreement substantially in the form of the attached Exhibit B.

      4.8. GRANT OF LICENSE TO ARQULE. Monsanto hereby grants to ArQule an exclusive (including to the exclusion of Monsanto), worldwide, royalty-free license (with the right to sublicense) to make, have made, use, sell, have sold, import, export and distribute for sale outside of the Field compounds containing or using any intellectual property rights of Monsanto covering the composition, manufacture or use of Licensed Compounds.

      4.9 REVERSE ENGINEERING. Monsanto shall not attempt to reverse engineer, or attempt to determine the structure of, any ArQule Compound in a Mapping Array(TM) until the structure of such compound has been disclosed to Monsanto by ArQule and Monsanto has disclosed to ArQule the identity of the Target and level of activity, all pursuant to Section 3.2.3.

5.    Intellectual Property Rights.
      ----------------------------

      5.1.  Ownership of Patent Rights.
            --------------------------

            (a) MONSANTO PATENT RIGHTS. Monsanto will solely own any Patent Rights applied for or obtained by either Party covering (i) Monsanto Compounds, or (ii) Monsanto Derivative Compounds, except, and only to the extent that ArQule can show that any such compounds were independently developed by ArQule employees who had no access to Monsanto Confidential Information or any information of ArQule developed or furthered as a result of this Agreement. The parties express no intent as to the ownership of Monsanto Compounds or Monsanto Derivative Compounds to the extent such compounds (i) were already within a Mapping Array(TM) Program before such compounds were proposed to be included in the Directed Array(TM) Program, or (ii) were under development by ArQule (including programs with academic collaborators or corporate partners) before such compound was proposed to be included in the Directed Array(TM) Program. Monsanto will solely own any Patent Rights filed by either Party covering Licensed Compounds. Monsanto will solely own any Patent Rights filed by either Party covering any method of making or using any ArQule Compound, ArQule Derivative Compound, Monsanto Compound or Monsanto Derivative Compound where such method is invented solely by Monsanto.

            (b) ARQULE PATENT RIGHTS. ArQule will solely own any Patent Rights applied for or obtained by either Party covering (i) ArQule Compounds or ArQule Derivative Compounds not owned by Monsanto pursuant to 5.1(a), or
      (ii) any method of making or using any ArQule Compound, ArQule Derivative Compound, Monsanto Compound or Monsanto Derivative Compound where such method is invented solely by ArQule.

            (c) JOINT PATENT RIGHTS. ArQule and Monsanto will jointly own any Patent Rights applied for or obtained by either Party covering any method of making or using any ArQule Compound, ArQule Derivative Compound, Monsanto Compound or Monsanto Derivative Compound where such method is invented jointly by Monsanto and ArQule.

      5.2. MANAGEMENT OF JOINT PATENT RIGHTS. In the case of Joint Patent Rights, Monsanto shall have all control over and shall bear all responsibility for, and the expense of, the preparation, filing, prosecution, and maintenance of any Joint Patent Rights claiming such inventions. Monsanto shall consult with ArQule as to the preparation, filing, prosecution, and maintenance of such Joint Patent Right reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or its foreign equivalent, and shall furnish to ArQule copies of all relevant documents reasonably in advance of such consultation. In the event that Monsanto desires to abandon such Joint Patent Right, or if Monsanto later declines responsibility for such Joint Patent Right, Monsanto shall provide reasonable prior written notice to ArQule of such intention to abandon or decline responsibility, and ArQule shall have the right, at its expense, to prepare, file, prosecute, and maintain such Joint Patent Rights.

      5.3. COOPERATION OF THE PARTIES. Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any Patent Rights under this Agreement. Such cooperation includes, but is not limited to:

                  (a) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patent Rights set forth in Section 5.1 above and to enable the other Party to apply for and to prosecute patent applications in any country;

                  (b) promptly informing the other Party of any matters coming to such Party's attention that may affect the preparation, filing, or prosecution of any such patent applications; and

                  (c) undertaking no actions that are potentially deleterious to the preparation, filing, or prosecution of such patent applications.

      5.4. INFRINGEMENT BY THIRD PARTIES. ArQule and Monsanto shall each promptly notify the other in writing of any alleged or threatened infringement by a third party of any ArQule Patent Right, Monsanto Patent Right or Joint Patent Right of which they become aware. The Parties shall consult concerning the action(s) to be taken in connection with any such alleged or threatened infringement.

6.    Ownership of Compounds.
      ----------------------

      All Monsanto Compounds, Monsanto Derivative Compounds, ArQule Compounds and ArQule Derivative Compounds shall be owned in the same manner as the patent rights to such compounds are owned as set forth in Article 5.

7.    Payments, Reports, and Records.
      ------------------------------

      7.1.  MILESTONE PAYMENTS. In partial consideration of the rights granted
Monsanto under this Agreement, Monsanto shall pay ArQule the following amounts within forty-five (45) days after each occurrence of the following milestones:

      Payment              Milestone
      -------              ---------

      [         ]*         [                      ]*

      [         ]*         [                      ]*

      [         ]*         [                      ]*

      [         ]*         [                      ]*

      [         ]*         [                      ]*

      [         ]*         [                      ]*

----------

(1). A single milestone payment will be made for each Active Compound along with up to [five (5)] Active Homologs thereof as determined by the Research Committee.


* Confidential information omitted and filed with the Commission.

Such milestone payments shall be non-refundable and shall not be credited against royalties payable to ArQule under this Agreement. Monsanto shall promptly notify ArQule of each occurrence of any of the foregoing milestones.

      7.2.  Royalties.
            ---------

      (a)   In consideration of the licenses granted to Monsanto hereunder,
Monsanto shall pay to ArQule a royalty of [         ]* of Net Sales of
Royalty-Bearing Products.

      (b) No royalty shall accrue on sales among Monsanto, its Secondary Affiliates and Sublicensees. Royalties shall only accrue on sales by Monsanto, its Secondary Affiliates and Sublicensees to parties other than Monsanto, its Secondary Affiliates and Sublicensees and shall be payable only once for any given unit of Royalty-Bearing Product sold.

      7.3. REPORTS AND PAYMENTS. Within thirty (30) days after the conclusion of each Royalty Period, Monsanto shall deliver to ArQule a report containing the following information:


                  (a) gross sales of Royalty-Bearing Products by Monsanto, its Secondary Affiliates and Sublicensees during the applicable Royalty Period in each country of sale;

                  (b) adjustments and calculation of Net Sales for the applicable Royalty Period in each country of sale; and

                  (c) total Net Sales in U.S. dollars, together with the exchange rates used for conversion.

All such reports shall be maintained in confidence by ArQule. If no royalties are due to ArQule for any reporting period, the report shall so state. Concurrent with this report, Monsanto shall remit to ArQule any payment due for the applicable Royalty Period using a method of payment mutually agreed to by the Parties. All amounts payable to ArQule under this Section will first be calculated in the currency of sale and then converted into U.S. dollars in accordance with Section 7.4, and such amounts shall be paid without deduction, except as required by law, of any withholding taxes, value-added taxes, or other charges applicable to such payments.

      7.4. INVOICES; PAYMENTS IN U.S. DOLLARS. With the exception of royalty payments due under Section 7.2, ArQule shall submit invoices to Monsanto for each payment due ArQule hereunder (including without limitation all payments due pursuant to Sections 3.1, 3.2.4 and 3.3.4(a)), and Monsanto shall pay such invoices within forty-five (45) days of receipt thereof. All payments due under this Agreement shall, except as provided in Section 7.5 below, be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in THE WALL STREET JOURNAL) on the last working day of the calendar quarter preceding the applicable calendar quarter. Such payments shall be without deduction of exchange, collection, or other charges.


* Confidential information omitted and filed with the Commission.

      7.5. PAYMENTS IN OTHER CURRENCIES. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Monsanto shall give ArQule prompt written notice of such restriction, which notice shall satisfy the forty-five day payment deadline described in Section 7.4. Monsanto shall pay any amounts due ArQule through whatever lawful methods ArQule reasonably designates; provided, however, that if ArQule fails to designate such payment method within forty-five (45) days after ArQule is notified of the restriction, then Monsanto may deposit such payment in local currency to the credit of ArQule in a recognized banking institution selected by Monsanto and identified by written notice to ArQule, and such deposit shall fulfill all obligations of Monsanto to ArQule with respect to such payment.

      7.7. RECORDS. Monsanto and its Secondary Affiliates shall maintain complete and accurate records of Royalty-Bearing Products made, used or sold by them or their Sublicensees under this Agreement, and any amounts payable to ArQule in relation to such Royalty-Bearing Products, which records shall contain sufficient information to permit ArQule to confirm the accuracy of any reports delivered to ArQule in accordance with Section 7.3. The relevant Party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period. Each Party (acting as the "Auditing Party") shall have the right, at its own expense, to cause an independent certified public accountant to inspect such records of the other Party (the "Audited Party") during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to the Auditing Party any information other than information relating to accuracy of reports and payments delivered under this Agreement and shall provide the Audited Party with a copy of any report given to the Auditing Party. The Parties shall reconcile any underpayment or overpayment within forty-five (45) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%) in any Royalty Period, the Audited Party shall bear the full cost of such audit. Each Party may exercise its rights under this Section only once every year and only with reasonable prior notice to the other Party.

      7.8. LATE PAYMENTS. Any payments by Monsanto that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Base Rate of Interest calculated based on the number of days that payment is delinquent.

8.    Confidential Information.
      ------------------------

      8.1. DEFINITION OF CONFIDENTIAL INFORMATION. Confidential Information shall mean any technical or business information furnished by the Disclosing Party to the Receiving Party in connection with this Agreement and specifically designated as confidential. Such Confidential Information may include, without limitation, the identity of a chemical compound, the use of a chemical compound, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information.

      8.2.  Obligations. The Receiving Party agrees that it shall:
            -----------

                  (a) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its, and its Primary Affiliates, directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement;

                  (b) use all Confidential Information solely for the purposes set forth in, or as permitted by, this Agreement; and

                  (c) allow its Primary Affiliates, directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

      8.3.  EXCEPTIONS. The obligations of the Receiving Party under Section
8.2 above shall not apply to any specific Confidential Information to the extent that the Receiving Party can demonstrate that such Confidential Information:

                  (a) was in the public domain prior to the time of its disclosure under this Agreement;

                  (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party, its Primary Affiliates, directors, officers, employees, consultants, advisors or agents;

                  (c) was independently developed or discovered by the Receiving Party without use of the Confidential Information;

                  (d) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

                  (e) is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the EPA or the United States Patent and Trademark Office or to their foreign equivalents), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

      8.4. PUBLICATIONS. ArQule shall not publish any information with respect to ArQule Derivative Compounds, Monsanto Compounds, or Monsanto Derivative Compounds without the prior written permission of Monsanto, which may be withheld in its sole discretion.

      8.5. SURVIVAL OF OBLIGATIONS. The obligations set forth in this Article shall remain in effect after termination of this Agreement, except that the obligations of the Receiving Party to destroy or return Confidential Information to the Disclosing Party shall survive until fulfilled.

9.    Representations and Warranties.
      ------------------------------

      9.1. AUTHORIZATION. Each Party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party.

      9.2. PRIOR LICENSES IN FIELD. ArQule hereby represents and warrants that as of the Effective Date it has granted no other license, right or interest to ArQule Compounds to any third party for the testing, making, use, development or sale of ArQule Compounds in the Field.

      9.3. NON-INFRINGEMENT. ArQule represents that to its knowledge the conduct of the business of ArQule as it is currently being conducted or as it is proposed to be conducted pursuant to this Agreement does not conflict with or infringe on the intellectual property of any other person, and ArQule has not received any claim or notice from any person to such effect which is still pending. ArQule has no knowledge of any claim or fact that would give rise to a claim that any of the ArQule Patents is invalid or unenforceable. To ArQule's knowledge, the ArQule Patents are not infringed by any third party.

10.   Indemnification and Insurance.
      -----------------------------

      10.1. Indemnification. Each Party (the "Indemnitor") shall indemnify, defend, and hold harmless the other Party and its Primary Affiliates and their directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands, or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product (or any process or service) that is made, used, or sold by the Indemnitor pursuant to any right or license granted under this Agreement; provided, however, that such indemnification right shall not apply to any liability, damage, loss, or expense to the extent directly attributable to the negligent activities, reckless misconduct, or intentional misconduct of the Indemnitees.

      10.2. Procedures. Any Indemnitee that intends to claim indemnification under Section 10.1 shall promptly notify the appropriate Indemnitor of any claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in Section 10.1. shall not apply to amounts paid in settlement of any loss, claim, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under Section 10.1. Each party and its Primary Affiliates and their employees and agents shall cooperate fully with the other party and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

      10.3. Insurance. Each party shall maintain at least $5,000,000 in insurance coverage for its own potential liabilities to the Indemnitees as set forth in this Article 10.

11.   Term and Termination.
      --------------------

      11.1. TERM. This Agreement shall commence on the Effective Date and shall
remain in effect until [                                                    ]*
as provided in this Article 11.

      11.2. BREACH OF PAYMENT OBLIGATIONS. In the event that Monsanto fails to make timely payment of any amounts due to ArQule under this Agreement, ArQule may terminate this Agreement upon ninety (90) days written notice to Monsanto, unless Monsanto pays all past-due amounts within such ninety-day notice period.

      11.3. MATERIAL BREACH. In the event that either party commits a material breach of any of its obligations under this Agreement (other than as provided in Section 11.2) and such party fails (i) to remedy that breach within ninety (90) days after receiving written notice thereof from the other party or (ii) to commence dispute resolution pursuant to Section 12.5, within ninety (90) days after receiving written notice of that breach from the other party, the other party may immediately terminate this Agreement upon written notice to the breaching party.

      11.4. EFFECT OF TERMINATION. Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination. The provisions of Article 4, Article 5, Article 6 and Article 7 (with respect only to milestone payments and royalties accrued at the time of termination but not yet paid), Article 8, Article 9 and Article 12 shall survive the expiration or termination of this Agreement.

12.   Miscellaneous.
      -------------

      12.1. RELATIONSHIP OF PARTIES. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. No party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

      12.2. PUBLICITY. Neither party shall use the name of the other party or reveal the terms of this Agreement in any publicity or advertising without the prior written approval of the other party, except that (i) either party may use the text of a written statement approved in advance by both parties without further approval, (ii) either party shall have the right to identify the other party and to disclose the terms of this Agreement as required by applicable securities laws or

* Confidential information omitted and filed with the Commission.

other applicable law or regulation, and (iii) either party may use the name of the other party and reveal the existence of this Agreement.

      12.3. NON-SOLICITATION. During the term of this Agreement and thereafter for a period of two (2) years, each party agrees not to seek to persuade or induce any employee of the other party to discontinue his or her employment with that party in order to become employed by or associated with any business, enterprise, or effort that is associated with its own business.

      12.4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      12.5. Dispute Resolution Procedures.
            -----------------------------

                  (a) The parties hereby agree that they will attempt in good faith to resolve any controversy, claim or dispute ("Dispute") arising out of or relating to this Agreement promptly by negotiations. Any such Dispute which is not settled by the parties within fifteen (15) days after notice of such Dispute is given by one party to the other in writing shall be referred to the President of ArQule and the Director of Plant Protection of the Ceregen division of Monsanto who are authorized to settle such Disputes on behalf of their respective companies ("Senior Executives"). The Senior Executives will meet for negotiations within fifteen (15) days of the end of the 15 day negotiation period referred to above, at a time and place mutually acceptable to both Senior Executives. If the Dispute has not been resolved within thirty (30) days after the end of the 15 day negotiation period referred to above (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any Dispute will be settled first by non-binding mediation and thereafter by arbitration as described in subsections (b) and (c) below.

                  (b) Any Dispute which is not resolved by the parties within the time period described in subsection (a) shall be submitted to an alternative dispute resolution process ("ADR"). Within five (5) business days after the expiration of the thirty (30) day period set forth in subsection (a), each party shall select for itself a representative with the authority to bind such party and shall notify the other party in writing of the name and title of such representative. Within ten (10) business days after the date of delivery of such notice, the representatives shall schedule a date for engaging in non-binding ADR with a neutral mediator or dispute resolution firm mutually acceptable to both representatives. Any such mediation shall be held in Boston, Massachusetts if brought by Monsanto and St. Louis, Missouri if brought by ArQule. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of such individual or firm. If the representatives of the parties have not been able to resolve the Dispute within thirty (30) business days after the conclusion of the ADR process, or if the representatives of the parties fail to schedule a date for engaging in non-binding ADR within the ten (10) day period set forth above, the Dispute shall be settled by binding arbitration as set forth in subsection (c) below. If the representatives of the parties resolve the dispute within the thirty (30) day period set forth above, then such resolution shall be binding upon the parties. If either party fails to abide by such resolution, the other party can immediately refer the matter to arbitration under Section 13.5(c).

                  (c) If the parties have not been able to resolve the Dispute as provided in subsections (a) and (b) above, the Dispute shall be finally settled by binding arbitration. Any arbitration hereunder shall be conducted under rules of the American Arbitration Association. The arbitration shall be conducted before three arbitrators chosen according to the following procedure: each of the parties shall appoint one arbitrator and the two so nominated shall choose the third, PROVIDED THAT in the case of a dispute as to decisions of the Research Committee each party shall designate one (1) neutral having the following minimum scientific qualifications: a Ph.D. degree in chemistry or life sciences and/or an M.D. degree plus at least ten (10) years of relevant business or scientific research experience. These two (2) neutrals shall select a third neutral having the same minimum scientific qualifications within fourteen (14) days of the appointment of the first two (2) neutrals.
      None of the neutrals shall be an employee, director or shareholder of either party or any of their subsidiaries, Secondary Affiliates or otherwise have a materially conflicting interest in the outcome of such proceeding. If the arbitrators chosen by the parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after their appointment, then the third arbitrator with such requisite qualifications shall be appointed by the Court of Arbitration of the American Arbitration Association. Any such arbitration shall be held in Boston, Massachusetts if brought by Monsanto and St. Louis, Missouri if brought by ArQule or such other location as the arbitrators may agree. The arbitrators shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as they determine. The arbitral award (i) shall be final and binding upon the parties; and (ii) may be entered in any court of competent jurisdiction.

                  (d) Nothing contained in this Section or any other provisions of this Agreement shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party to comply with its obligations hereunder before or during the pendency of mediation or arbitration proceedings. The parties hereby irrevocably consent to submit to the jurisdiction of the federal courts located within the Commonwealth of Massachusetts and the state of Missouri and agree that venue is proper in any such court and will not seek to alter or contest such venue.

      12.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

      12.7. HEADINGS. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

      12.8. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties, their Primary Affiliates, and their respective lawful successors and assigns.

      12.9. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement to a successor in connection with the merger, consolidation, spin-off or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement. Monsanto has the right to extend its rights and benefits under this Agreement to any Primary Affiliate.

      12.10. NOTICES. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Monsanto:                           If to ArQule:

Monsanto Company                          ArQule, Inc.
700 Chesterfield Parkway North            200 Boston Avenue, Suite 3600
St. Louis, Missouri 63198                 Medford, MA  02155
Attention: Grace Bonner                   Attention:  Eric B. Gordon
Tel: (314) 694-3165                       Tel: (617) 395-4100
Fax: (314) 694-9009                       Fax: (617) 395-1225

with a copy to:                           with a copy to:

Bryan Cave LLP                            Palmer & Dodge
One Metropolitan Sq., Suite 3600          One Beacon Street
St. Louis, Missouri  63102                Boston, MA  02108
Attention:  James H. Erlinger III         Attention:  Michael Lytton, Esquire
Tel: (314) 259-2723                       Tel: (617) 573-0327
Fax: (314) 259-2020                       Fax: (617) 227-4420


Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

      12.11. AMENDMENT AND WAIVER. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

      12.12. SEVERABILITY. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

      12.13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof.

      12.14. FORCE MAJEURE. Neither party shall be held liable or responsible to the other party, nor be deemed to be in breach of this Agreement, for failure or delay in fulfilling or performing any provisions of this Agreement when such failure or delay is caused by or results from any cause whatsoever outside the reasonable control of the party concerned including, but not limited to, fire, explosion, breakdown of plant, strike, lock-out, labor disputes, casualty or accident, lack or failure of transportation facilities, flood, lack or failure of sources of supply or of labor, raw materials or energy, civil commotion, embargo, any law, regulation, decision, demand or requirement of any national or local government or authority. The party claiming relief shall, without delay, notify the other party by registered airmail or by telefax of the interruption and cessation thereof and shall use its best efforts to remedy the effects of such hindrance with all reasonable dispatch. The onus of proving that any such Force Majeure event exists shall rest upon the party so asserting. During the period that one party is prevented from performing its obligations under this Agreement due to a Force Majeure event, the other party may, in its sole discretion, suspend any obligations that relate thereto. Upon cessation of such Force Majeure event the parties hereto shall use their best efforts to make up for any suspended obligations. If such Force Majeure event is anticipated to continue, or has existed for nine (9) consecutive months or more, this Agreement may be forthwith terminated by either party by registered airmail or by telefax. In case of such termination the terminating party will not be required to pay to the other party any indemnity whatsoever.

      IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.


MONSANTO COMPANY                            ARQULE, INC.



By: /s/  Derek K. Rapp                      By: /s/ Eric B. Gordon
    ------------------------------------        --------------------------------
Name:  Derek K. Rapp                        Name:  Eric B. Gordon
Title: Director, Commercial Partnerships    Title: President and Chief Executive
       and Licenses

                                    EXHIBIT A

                                  RESEARCH PLAN

                [                                            ]*



* Confidential information omitted and filed with the Commission.

                                    EXHIBIT B

                      FORM OF MATERIALS TRANSFER AGREEMENT

      This Agreement, dated as of __________, __, _____, is between ArQule, Inc. ("ArQule"), a Delaware corporation, and Monsanto Company ("Monsanto"), a Delaware corporation and _________________, a ___________________ ("Recipient").

      WHEREAS, Monsanto and ArQule have entered into that certain Array Delivery and Testing Agreement, dated as December 23, 1996, ("Array Delivery Agreement"), pursuant to which ArQule agreed to provide Monsanto with certain compound arrays for screening on the terms and subject to the conditions set forth in the Array Delivery Agreement and to perform certain other compound development activities; and

      WHEREAS, pursuant to Section 4.1 of the Array Delivery Agreement, Monsanto is permitted to deliver such compounds to third parties such as Recipient, provided such parties execute and deliver this Agreement to ArQule.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. SUPPLY OF MATERIALS: Within ____ days after receiving an original of this Agreement executed by all parties, Monsanto will supply Recipient with the compounds set forth on Exhibit 1 (the "Materials"). Upon written request, Monsanto may provide the Recipient with additional quantities of such Materials or with additional compounds, which compounds shall also be considered Materials for the purposes of this Agreement.

      2. USE AND TRANSFER RESTRICTIONS: Recipient acknowledges and agrees that the Materials may be proprietary to and owned by ArQule and are or may be covered by claims of U.S. and international patents or patent applications of ArQule and/or Monsanto. Recipient agrees to use the Materials solely to screen them for potential agricultural and in planta use for Monsanto using the assay procedure previously disclosed to Monsanto. Recipient agrees (i) not to transfer such Materials to any third party without the prior written consent of ArQule and Monsanto, (ii) to permit access to the Materials only to its employees and consultants requiring such access, (iii) to inform such employees and consultants of the proprietary nature of the Materials, (iv) to take reasonable precautions, at least as stringent as those observed by Recipient to protect its own proprietary materials, to ensure that such employees and consultants observe the obligations of Recipient pursuant to this Section and (v) to execute and deliver any documents of assignment or conveyance that may be necessary to effectuate the ownership rights of ArQule or Monsanto in the Materials. Upon the expiration of this Agreement, Recipient shall, at the instruction of ArQule or Monsanto, either destroy or return any unused Materials.

      3. COMPLIANCE WITH LAW: Recipient agrees to comply with all federal, state, and local laws and regulations applicable to the use, testing, storage, disposal, and transfer of the Materials. Recipient assumes sole responsibility for any violation of such laws or regulations by Recipient or any of its affiliates or sublicensees.

      4. TERMINATION: This Agreement shall commence on the date last written below and continue for a period of ____ months. Sections 3, 6 and 7 shall survive termination of this Agreement.

      5. NO WARRANTIES: Any Materials delivered pursuant to this Agreement are understood to be experimental in nature and may have hazardous properties. Recipient should assume that the Materials are dangerous and should use appropriate precautions. NEITHER MONSANTO NOR ARQULE MAKES ANY REPRESENTATIONS, OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPOUNDS. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT RIGHTS OF OTHERS.

      6. ASSIGNMENT OF INVENTIONS: Recipient agrees promptly to disclose to Monsanto any and all ideas, concepts, discoveries, inventions, developments, improvements, trade secrets, technical data, know-how or [agricultural or in planta] materials that are conceived, devised, invented, developed or reduced to practice or tangible medium by Recipient, or any of its agents, employees or contractors, or under its direction, during the term of this Agreement and which arise out of its screening or evaluation of the Materials (hereinafter "Inventions"). Recipient hereby assigns to Monsanto all of its right, title and interest in and to the Inventions and any and all related patent rights, copyrights and applications and registrations therefor. During and after the expiration of this Agreement, Recipient shall cooperate with Monsanto, at Monsanto's expense, in obtaining proprietary protection for the Inventions and shall execute all documents which Monsanto shall reasonably request in order to perfect Monsanto's rights in the Inventions.

      7. INDEMNIFICATION: Recipient assumes all liability for, and agrees to indemnify, defend, and hold harmless ArQule and Monsanto and their respective directors, officers, representatives, employees, and agents against, all losses, expenses (including without limitation any legal fees and expenses), claims, demands, damages, judgments, suits, or other actions arising from the use, testing, storage, or disposal of the Materials by Recipient and its agents, employees or contractors, or from any breach of its obligations under Section 2 of this Agreement.

      8. MISCELLANEOUS: This Agreement shall not be assigned or otherwise transferred by Recipient without the prior written consent of ArQule and Monsanto. This Agreement shall be governed by the laws of the State of New York. This Agreement constitutes the entire understanding of the parties and supersedes all prior agreements, written or oral, with respect to the subject matter hereof.

                                          Recipient

                                          --------------------------
                                          Name:
                                          Title:
                                          Date:


Tel:

Fax:

                                                ACCEPTED AND AGREED:
                                                ArQule, Inc.


                                                ------------------------
                                                Name:
                                                Title:
                                                Date:


                                                ACCEPTED AND AGREED:
                                                Monsanto Company



                                                ------------------------
                                                Name:
                                                Title:
                                                Date: